As filed with the Securities and Exchange Commission on September 26, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AdvanSix Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-2525089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(973) 526-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AdvanSix Inc. Deferred Compensation Plan
(Full title of the plan)

Erin N. Kane
President and Chief Executive Officer
AdvanSix Inc.
300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
(973) 526-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John M. Quitmeyer Senior Vice President, General Counsel, and Corporate Secretary AdvanSix Inc. 300 Kimball Drive, Suite 101 Parsippany, New Jersey 07054 (973) 526-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$10,000,000 (2)	100%	$10,000,000	$1,159
Common Stock, $0.01 par value per share	150,000 shares (3)	$37.70 (4)	$5,655,000	$656

(1)
The Deferred Compensation Obligations are unsecured obligations of AdvanSix Inc. to pay deferred compensation in the future to eligible participants in accordance with the terms of the AdvanSix Inc. Deferred Compensation Plan (the “Plan”).

(2)
Solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

(3)
This registration statement (“Registration Statement”) covers 150,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), that may be issued pursuant to the employer stock fund under the Plan as well as any amended, successor or combined plans relating to the Plan. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan by reasons of any stock dividend, stock split, recapitalization or any other similar transaction that results in an adjustment to the outstanding shares of Common Stock.

(4)
Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on September 20, 2017.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plan, will be available without charge by contacting the General Counsel, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, Telephone: (973) 526-1800.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by AdvanSix Inc. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;
(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017;
(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on the following dates: June 2, 2017 and September 26, 2017; and
(d)
the description of our Common Stock, which is contained in Amendment No. 7 to our registration statement on Form 10-12B (File No. 001-37774), filed with the Commission on September 7, 2016, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, nothing in this Registration Statement shall be deemed to incorporate the information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise expressly stated therein, including any exhibits to the extent furnished in connection with such items.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Description of Deferred Compensation Obligations

The deferred compensation obligations under the Plan are unsecured general obligations of the Company to pay the deferred compensation of participants in the Plan. The deferred compensation obligations under the Plan will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The amount of compensation which may be deferred by each participant is determined in accordance with the terms of the Plan and is based on elections by the participants. Participants designate the funds (in any combination of the funds offered as investment options under the Plan) in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. In addition, non-employee directors may allocate the deemed investment of funds in our Common Stock under the Company Stock Unit Fund.

The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested. Other than the investment of funds in our Common Stock, the participant may change his or her choice of funds at any time. All amounts credited under the Plan, with the exception of any contributions which may be made by the Company, are immediately vested.

Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any deferred compensation obligations.

Under the Plan, each participant’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the participant’s elections, the terms of the Plan and subject to Section 409A of the Internal Revenue Code of 1986, as amended. Participants may receive a distribution earlier than initially elected in the event of a financial hardship. Participants may also elect to receive distributions of their accounts in a lump sum upon a change in control. Distributions will be made solely in cash with the exception of amounts deferred in the Company Stock Unit Fund, which will be distributed in shares of Common Stock, with any fractional shares to be paid in cash.

The Company’s Board of Directors may amend or terminate the Plan at any time in accordance with the terms of the Plan.

Description of Common Stock

In addition to the Deferred Compensation Obligations which are being registered pursuant to this Registration Statement, this Registration Statement also registers the shares of our Common Stock that may be issued under the Plan in accordance with the terms and conditions of the Plan. Our Common Stock to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by John M. Quitmeyer, Senior Vice President, General Counsel and Corporate Secretary of the Company.  As of September 26, 2017, Mr. Quitmeyer is the beneficial owner of

154,838 shares of the Company’s common stock and options to purchase 23,859 shares of the Company’s common stock. Mr. Quitmeyer is also eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes such an exculpation provision. The Company’s Amended and Restated By-laws (the “By-laws”) and Certificate of Incorporation include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors, officers or employees for monetary damages for actions taken as a director, officer, employee or agent of the Company, or for serving at the Company’s request as a director, officer, employee or agent at another corporation or enterprise, as the case may be. The Company’s By-laws and Certificate of Incorporation also provide that it must indemnify and advance reasonable expenses to the Company’s directors, officers and employees, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s By-laws expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers and employees for some liabilities.

The limitation of liability and indemnification provisions that are included in the Company’s By-laws and Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	AdvanSix Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of the CurrentReport on Form 8-K filed on September 26, 2017).
5.1	Opinion of John M. Quitmeyer, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, with respect to the legality of the shares being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of John M. Quitmeyer (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 26th day of September, 2017.

ADVANSIX INC.
By:	/s/ Erin N. Kane
Name:	Erin N. Kane
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erin N. Kane, Michael Preston, and John M. Quitmeyer and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Erin N. Kane	President and Chief Executive Officer and Director	September 26, 2017
Erin N. Kane	(Principal Executive Officer)
/s/ Michael Preston	Senior Vice President and Chief Financial Officer	September 26, 2017
Michael Preston	(Principal Financial Officer)
/s/ Christopher Gramm	Vice President and Controller	September 26, 2017
Christopher Gramm	(Principal Accounting Officer)
/s/ Michael L. Marberry	Director	September 26, 2017
Michael L. Marberry
/s/ Paul E. Huck	Director	September 26, 2017
Paul E. Huck
/s/ Daniel F. Sansone	Director	September 26, 2017
Daniel F. Sansone
/s/ Sharon S. Spurlin	Director	September 26, 2017
Sharon S. Spurlin
/s/ Darrell K. Hughes	Director	September 26, 2017
Darrell K. Hughes

/s/ Todd D. Karran	Director	September 26, 2017
Todd D. Karran